NEWS RELEASE

Kathleen B. Cook Joins Sound Community Bank
Board of Directors

April 13, 2015 –Sound Community Bank is pleased to welcome Kathleen B. Cook to the Boards of Directors of the Bank and the Sound Financial Bancorp, Inc. holding company.

Cook brings to the Sound boards more than 20 years of experience in bank regulation, examination and oversight. During her professional career, Cook worked as Attorney Examiner and Staff Counsel to the Superintendent of Banks in Ohio, as Senior Attorney and Vice President of Regulatory Compliance for Banc One Corporation, and most recently as Vice President for Regulatory Compliance at Fannie Mae from 1992 to 1998.

"The Bank sought a person with a specific skill set not currently found on the Board of Directors team and also someone from our Olympic Peninsula market," said Sound President & CEO Laurie Stewart. "We look forward to the knowledge Cook brings to our Boards and we value her experience."

Cook is retired and lives on the North Olympic Peninsula, near Sound Community Bank branches in Clallam and Jefferson Counties. A graduate of Sequim High School and Ohio State University (bachelor of arts and law degrees), she is an active volunteer with both the North Olympic and Jefferson Land Trusts.

Sound Community Bank is a full-service community bank, providing personal and business banking services from offices in King, Pierce, Snohomish, Jefferson and Clallam Counties, and on the web at www.soundcb.com. Sound Community Bank is a subsidiary of Sound Financial Bancorp, Inc. (SFBC).

Enclosure: Photograph

For additional information:

Media Contact:
Brady Robb, Marketing Director
(206) 448-0884 x202